Exhibit 99.1

Stoneridge Appoints Kevin Heigel as Vice President of Operations

NOVI, Mich. — Jan. 10, 2020 — To support its focus on implementing world-class manufacturing across all of its locations, Stoneridge, Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the commercial vehicle and automotive industries, has announced Kevin Heigel as its new vice president of operations.

In this role, Heigel will be responsible for leading Stoneridge’s overall manufacturing system, including its global manufacturing facilities, global quality operations, manufacturing engineering and manufacturing planning activities.

“Kevin's deep understanding of world-class operations will be instrumental in moving Stoneridge to the next level in our operations across the globe and, ultimately, better serving our customers,” said Jon DeGaynor, president and chief executive officer, Stoneridge.

Heigel brings more than 30 years of industry experience to Stoneridge. Most recently, he worked as the co-founder and managing director of Alpha Performance Group, where he was successful in developing and implementing operations and supply chain strategies for mid-and large-size companies. Prior to that role, Heigel held various operations and engineering executive positions at Delphi and General Motors. He has a bachelor's degree in mechanical engineering from the General Motors Institute.

Heigel will be based at the company headquarters in Novi, Michigan, and will report to DeGaynor.

To learn more about Stoneridge and its product offerings, please visit Stoneridge.com.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Regan Grant

Director, Global Strategic Marketing and Communications

Regan.Grant@stoneridge.com

+1.248.829.2100